                                                                    EXHIBIT 10.1


                          EXECUTIVE RETENTION AGREEMENT


     AGREEMENT by and between Tyco International Ltd., a Bermuda company (the "Company"), and Mark Belnick (the "Executive"), effective as of the Effective Date (as hereinafter defined).

                               W I T N E S S E T H

     WHEREAS, Executive is Executive Vice President and Chief Corporate Counsel of the Company; and

     WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of Executive to the Company as a member of the Company's senior management and to assure that the Company will have the services of Executive in the foreseeable future.

     NOW, THEREFORE, in consideration for the promises and mutual covenants herein contained, it is hereby agreed by and between the Company and Executive as follows:

1.   DEFINITIONS.

     As used in this Agreement, the following terms shall have the respective meanings set forth below:

        (a) "Affiliate" means any entity that directly or indirectly is controlled by, controls or is under common control with the Company.

        (b) "Cause" means Executive's conviction of a felony. The Company must notify Executive of an event constituting Cause within 90 days following the Board's knowledge of its existence or such event shall not constitute Cause under this Agreement.

        (c) "Change in Control" means the first to occur of any of the following events:

                (1) Any "person" (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 30% or more of the Company's capital stock entitled to vote in the election of directors;

                (2) Persons who, as of the Effective Date constitute the Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least three-quarters of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

                (3) The shareholders of the Company approve any consolidation or merger of the Company, other than a merger of the Company in which the holders of the common stock of the Company immediately prior to the merger hold more than 50% of the common stock of the surviving corporation immediately after the merger;

                (4) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

                (5) Substantially all of the assets of the Company are sold or otherwise transferred to unaffiliated third parties.

        (d) "Company" means Tyco International Ltd., a Bermuda corporation, and the successor to, or transferee of all or substantially all of the assets of, the Company.

        (e) "Date of Termination" means (1) the effective date on which Executive's employment by the Company terminates as specified in a Notice of Termination by the Company or Executive, as the case may be, or (2) if Executive's employment by the Company terminates by reason of death, the date of death of Executive. Notwithstanding the previous sentence, (i) if Executive's employment is terminated for Disability, then such Date of Termination shall be no earlier than 30 days following the date on which a Notice of Termination is received, and (ii) if Executive's employment is terminated by the Company other than for Cause or by Executive other than for Good Reason, then such Date of Termination shall be no earlier than 30 days following the date on which a Notice of Termination is received.

        (f) "Disability" means Executive's incapacity due to physical or mental illness which renders Executive unable to perform his duties on a full-time basis for 180 calendar days in the aggregate in any 12-month period. Any question as to the existence of any physical or mental illness referred to above to which the Company and Executive cannot agree shall be determined by a qualified independent physician selected jointly by the Company and Executive or, if the Company and Executive cannot agree, a physician selected jointly by two physicians, one selected by the Company and one selected by Executive. The determination of such a physician made in writing to the Company and Executive shall be final and conclusive for purposes of this Agreement.

        (g) "Effective Date" means October 1, 2001.

        (h) "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events:

                (1) a material and adverse change in Executive's titles, offices, duties or responsibilities with the Company as in effect on the Effective Date;

                (2) a reduction by the Company in Executive's rate of annual base salary or annual or long-term incentive compensation opportunity as in effect immediately prior to the Effective Date or as the same may be increased from time to time thereafter; provided that amounts payable pursuant to this Agreement shall not be considered an incentive compensation opportunity for this purpose;

                (3) the failure of the Company to provide Executive and his dependents with employee and fringe benefits at least as generous as those in effect on the Effective Date;

                (4) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 16; or

                (5) any relocation of Executive's principal place of business more than 20 miles from Park City, Utah or New York City, New York.

     Notwithstanding the foregoing, an isolated and inadvertent action taken in good faith and which is remedied by the Company within ten days after receipt of notice thereof given by Executive shall not constitute Good Reason.

        (i) "Notice of Termination" means the written notice described in
Section 17(b).

2.   RETENTION PAYMENT.

     If Executive remains employed by the Company or any Affiliate through October 1, 2003 then he shall receive a lump sum cash payment within ten (10) business days after October 1, 2003 in the amount of ten million six hundred thousand dollars ($10,600,000.00). This payment shall be in lieu of cash bonuses for the fiscal years ending September 30, 2001, September 30, 2002 and September 30, 2003, and any and all severance obligations.

3.   TERMINATION OF EMPLOYMENT.

     Executive's employment hereunder may be terminated on or prior to October 1, 2003 under the following circumstances:

        (a) DEATH. Executive's employment with the Company shall terminate upon his death.

        (b) DISABILITY. Executive's employment with the Company shall terminate upon his Disability.

        (c) TERMINATION BY COMPANY FOR CAUSE. Subject to the provisions of
Section 1(b) hereof and upon a Notice of Termination to Executive, the Company may terminate Executive's employment with the Company for Cause.

        (d) TERMINATION BY COMPANY WITHOUT CAUSE. Upon a Notice of Termination to Executive, the Company may terminate Executive's employment with the Company without Cause.

        (e) TERMINATION BY EXECUTIVE. Upon a Notice of Termination to the Company, Executive may terminate his employment with the Company for any reason, including but not limited to Good Reason.

4.   COMPENSATION UPON TERMINATION.

        (a) TERMINATION GENERALLY. If Executive's employment with the Company is terminated for any reason, the Company shall pay or provide to Executive (or to his authorized representatives or estate) any earned but unpaid base salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits that Executive may have under any employee benefit plan of the Company, including without limitation, executive compensation, insurance and retirement plans or arrangements (the "Accrued Benefits").

        (b) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. If, prior to October 1, 2003, Executive's employment with the Company and all Affiliates is terminated for any reason other than by Executive without Good Reason or by the Company with Cause, then (i) if such termination occurs prior to October 1, 2002, Executive shall receive a lump sum cash payment within ten (10) business days after the date of such termination in an amount equal to three million five hundred thirty-three thousand three hundred thirty-three dollars ($3,533,333.00), and Executive shall receive an additional lump sum payment of the same amount on each of October 1, 2002 and October 1, 2003, and (ii) if such termination occurs on or after October 1, 2002, Executive shall receive a lump sum cash payment within ten (10) business days after the date of such termination in an amount equal to seven million sixty-six thousand six hundred sixty-seven dollars ($7,066,667.00), and Executive shall receive an additional lump sum payment of three million five hundred thirty-three thousand three hundred thirty-three dollars ($3,533,333.00) on October 1, 2003.

        (c) TERMINATION BY COMPANY WITH CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If, prior to October 1, 2003, Executive's employment with the Company and all Affiliates is terminated by Executive without Good Reason or by the Company for Cause, then Executive shall receive a lump sum cash payment within ten (10) business days after the date of such termination in an amount equal to ten million six hundred thousand dollars ($10,600,000.00) multiplied by (i) one-third, if such termination occurs after September 30, 2001 and before October 1, 2002 and (ii) two-thirds if such termination occurs after September 30, 2002 and before October 1, 2003.

        (d) The sum of the payments received by Executive, if any, pursuant to Section 2, 4(b) or 4(c) is referred to herein as the "Retention Payment." The Retention Payment shall be in lieu of cash bonuses for the fiscal years ending September 30, 2001, September 30, 2002 and September 30, 2003, and any and all severance and benefit obligations.

5.   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

     If Executive receives a Retention Payment pursuant to Section 2, 4(b) or 4(c), he shall also be paid, at the same time as any installment of the Retention Payment, an additional payment (the "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes on such installment of the Retention Payment and the Gross-Up Payment (including all federal, state and local income, employment and other taxes, and any interest or penalties imposed on such taxes), Executive retains an amount of the Gross-Up Payment equal to the amount of such taxes.

6.   TERM.

     This Agreement shall terminate, and neither party shall have any rights or obligations hereunder (other than the Company's obligation, if any, to pay any amounts owed to Executive pursuant to Sections 2, 4 and 5 hereof), on the earlier of (i) October 1, 2003 or (ii) Executive's termination of employment.

7.   NO SPECIAL EMPLOYMENT RIGHTS.

     Nothing in this Agreement shall (i) be deemed to confer on Executive any right to employment or continued employment with the Company or any Affiliates, or (ii) affect any right that the Company or any Affiliates may have to terminate the employment of Executive at any time.

8.   BENEFICIARY

     Executive may designate, on the Beneficiary Designation Form attached hereto as Exhibit "A," a beneficiary to receive the payments provided by Sections 2, 4 and 5 hereof, subject to the terms described herein, in the event of Executive's death. Executive may designate more than one person as Executive's beneficiary, in which case the beneficiaries shall share in any payments in proportion to the percentages of interest assigned to them by Executive. Executive may change his beneficiary (without the consent of any prior beneficiary) on a subsequently dated Beneficiary Designation Form delivered to the Company before Executive's death. In the event Executive does not designate a beneficiary, or no designated beneficiary survives Executive, Executive's beneficiary shall be Executive's estate.

9.   OTHER EMPLOYEE BENEFITS

     Any Retention Payment or Gross-Up Payment paid under this Agreement shall not be includible as an annual or long-term bonus or other compensation in creditable compensation in computing benefits under any employee benefit plan of the Company or any Affiliates.

10.  WITHHOLDING TAXES.

     The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

11.  CONFIDENTIAL INFORMATION.

     Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive's assigned duties and for the benefit of the Company, either during the period of Executive's employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, or any of its Affiliates, which shall have been obtained by Executive during Executive's employment by the Company. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to Executive; (b) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (c) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (a) and (b) of the preceding sentence, Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

12.  NON-SOLICITATION AGREEMENT.

     During Executive's employment with the Company and continuing for a three-year period following the Date of Termination, Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (a) any managerial level employee of the Company or any of its Affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (b) any customer of the Company to purchase goods or services then sold by the Company or any of its Affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

13.  ACKNOWLEDGEMENTS RESPECTING RESTRICTIVE COVENANTS.

        (a) NO ADEQUATE REMEDY AT LAW. Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Company in the event that Executive breaches any of the restrictive covenants and that any such damages, in any event, would be inadequate and insufficient. Therefore, if Executive breaches any restrictive covenant, the Company and any of its Affiliates shall be entitled to an injunction restraining Executive from violating such restrictive covenant. If the Company or any of its Affiliates shall institute any action or proceeding to enforce a restrictive covenant, Executive hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the Company or any of its respective Affiliates have an adequate remedy at law.

        (b) INJUNCTIVE RELIEF NOT EXCLUSIVE REMEDY. In the event of a breach of any of the restrictive covenants, Executive agrees that, in addition to any injunctive relief as described in Section 13(a), the Company shall be entitled to any other appropriate legal or equitable remedy.

        (c) THIS SECTION REASONABLE, FAIR AND EQUITABLE. Executive agrees that this Section 13 is reasonable, fair and equitable in light of his duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement and that it is necessary to protect the legitimate business interests of the Company and that Executive has had independent legal advice in so concluding.

        (d) CONSTRUCTION. If any of the restrictions contained in Sections 11 or 12 hereof are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, Executive and Company contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

14.  NONDISPARAGEMENT.

     Each of Executive and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 14.

15.  INDEMNIFICATION.

     To the fullest extent permitted by law, the Company shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys' fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director, employee or consultant of the Company or any of its Affiliates. The provisions of this Section 15 shall survive the termination of this Agreement.

16.  SUCCESSORS; BINDING AGREEMENT.

        (a) This Agreement is personal to Executive and without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

        (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company agrees that, for so long as it has any obligations under this Agreement, it will cause any successor or transferee (if other than the Company) to unconditionally assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder.

17.  NOTICES.

        (a) All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed valid and sufficient if delivered by personal service or overnight courier or if dispatched by registered mail, postage prepaid, in any post office, or if dispatched by telefax, promptly confirmed by letter dispatched as above provided, addressed as follows:

        If to Executive:

        P.O. Box 4163
        Park City, Utah 84060

                 and

        3468 Crest Court
        Park City, Utah 84060

        If to the Company:

        Tyco International Ltd.
        The Zurich Centre
        Second Floor
        90 Pitts Bay Road
        Pembroke, HM08, Bermuda
        Attn.: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and other communications rendered as herein provided shall be deemed to have been given on the day on which personally served or sent by telefax or, if sent by overnight courier, on the second (2nd) day after being posted, or if sent by registered mail, on the seventh (7th) day after being posted, or the date of actual receipt, whichever date is the earlier.

        (b) A written notice of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specify the Date of Termination. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

18.  OBLIGATIONS OF THE COMPANY

     If Executive becomes entitled to payment of any installment of a Retention Payment hereunder, and if at such time Executive has outstanding any debt, obligation, or other liability representing an amount owed to the Company or any Affiliates, the amount of such indebtedness obligation or other liability may, at the Company's option, to the extent lawful, be deducted by the Company from the amount of the Retention Payment installment then due and payable to Executive or Executive's beneficiary pursuant to this Agreement (but not from the associated Gross-Up Payment). Consent to such deduction shall be evidenced by Executive's signature on this Agreement.

19.  GOVERNING LAW; VALIDITY.

     The validity, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of New York as to all matters, including, but not limited to, matters of validity, construction and performance, without regard to principles of conflict of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

20.  ARBITRATION; LEGAL FEES.

     Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 20 (including, without limitation, all reasonable legal fees incurred by Executive in connection with such arbitration).

21.  WAIVER.

     Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

22.  ENTIRE AGREEMENT; NO AMENDMENT.

     This Agreement contains the entire agreement between the parties respecting the subject matter hereof and supersedes all prior oral or written communications and agreements between the parties relating to employment or payments in the event employment terminates. Neither this Agreement, nor any of its terms, may be changed, added to, amended, waived or varied except in writing signed by Executive and the Company (by an officer or other person authorized to do so by the Board other than Executive).

23.  COUNTERPARTS.

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 28th day of February, 2002.

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


EXECUTIVE                              TYCO INTERNATIONAL LTD.


/s/ Mark Belnick                       By: /s/ L. Dennis Kozlowski
--------------------------                 ------------------------------------
Mark Belnick                               Chairman and Chief Executive Officer